December 15, 1998





Dear Investor:

If you have not granted your consent to the proposed reorganization of America First Tax Exempt Mortgage Fund, we would like to hear from you soon. The general partner would like to move forward with the new business plan for the Fund, but is not able to do so because we have not yet received consents from a majority of the BUC holders.

 * If you owned BUCs on September 25, you still have the right to grant consent to the proposal, even if you have sold some or all of your BUCs. It is still important that we hear from you.

 * If you hold BUCs as a nominee owner, please make sure that consent materials have been forwarded to all beneficial owners. Please let us know if you require additional copies of the materials.

 * If you did not receive Consent Solicitation material or no longer have it, please contact us and we will send you an additional copy.

 * If you have not consented because you have questions about the proposal, please call me at 1-800-283-2357.

Continuing the solicitation process is time consuming and expensive. Please take the opportunity to send in your consent as soon as possible.

If you need additional information, please call us at 1-800-283-2357 and ask for Investor Services.

Sincerely,



Maurice E. Cox, Jr.
Executive Vice President